Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Member

Berkeley Point Financial LLC

We consent to the incorporation by reference in the registration statement on Form S-8 of Newmark Group, Inc. pertaining to the Long Term Incentive Plan of Newmark Group, Inc., of our report dated August 23, 2017, with respect to the consolidated statements of operations, changes in member’s capital, and cash flows of Berkeley Point Financial LLC for the year ended December 31, 2016, not included herein, which report appears in the December 31, 2018, annual report on Form 10-K of Newmark Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts

November 19, 2019